Exhibit 2.1

Agreement

Made and entered into on the ___ day of October, 2019

Between
Ophectra Real Estate and Investments Ltd.
Company No.: 520041955
of 20 HaMagshimim Street, Petach Tikva
(hereinafter: the “Company” or “Ophectra”)
of the first part;

and

MeaTech Ltd.
Company No.: 515851152
of 18 Einstein Street, Nes Ziona
(hereinafter: “MeaTech”)
of the second part;

and

The Shareholders of MeaTech Ltd.
as listed in Appendix A to this Agreement
(hereinafter: the “Existing Shareholders of MeaTech”)
of the third part;

Whereas	The Company is a public company whose shares are listed on the Tel Aviv Stock Exchange Ltd. (“TASE”); and

Whereas	As at the date of signing of this Agreement, the issued and paid-up share capital of the Company is as specified in Appendix A to this Agreement; and

Whereas
The Parties wish that the Company will acquire from the Existing Shareholders of MeaTech all shares of MeaTech held by them, so that after completing the merger (as this term is defined below) Ophectra will hold 100% of the issued and paid-up share capital of MeaTech (the “Transferred MeaTech Shares”); and

Whereas
In exchange for the Transferred MeaTech Shares, the Company will allot shares and warrants convertible to shares of the Company to each of the Existing Shareholders of MeaTech, so that after such allotment the Existing Shareholders of MeaTech will hold the allotted securities (as defined below), at a rate that will be equivalent to, after allotment of the allotted securities, up to 68% of the issued and paid-up share capital of Ophectra, partially diluted, in accordance with the milestones agreed upon between the Parties; and

Whereas
The shares are exchanged for business and financial purposes, with the intention, among others, of raising capital and/or debt on the TASE through the Company, for financing the business activities of MeaTech Ltd.

Now, therefore, it is hereby agreed, stipulated and declared between the Parties as follows:

1.	General

1.1.	The preamble and appendices to this Agreement constitute an integral part hereof.

1.2.	Headings of the sections are for the sake of convenience only and will not be used for the purpose of interpretation

1.3.	In this Agreement, the terms set out below will have the meanings specified alongside them:

1.3.1.	Interested Party - as defined in the Companies Law 1999 (the “Companies Law”);

1.3.2.
Partially diluted in the Company - the issued and paid-up share capital of the Company at date of signing, as defined below, with the addition of the founders shares and founders rights, as defined below, that will be allotted to MeaTech shareholders under the share exchange transaction, and on the assumption of full exercise of the all the founders rights, and without taking into account existing warrants of the Company as at date of signing, as defined below,  as set out in Section 7.9 below.

1.3.3.
Existing warrants of the Company at date of signing - 4,506,600 warrants (unregistered), as recorded in the Company's register of warrants as at the date of this Agreement, each of which can be exercised for one (1) ordinary share of the Company without par value, as set out below:

a) 671,000 warrants (unregistered) of Ophectra 1/17A; b) 2,860,600 warrants (unregistered) of Ophectra 06/18B; c) 400,000 warrants (unregistered) Employee Options 2018; d) 140,000 warrants (unregistered) Consultant Options 11/18; e) 60,000 warrants (unregistered) Employee Options 12/18; f) 375,000 warrants (unregistered) Consultant Options 12/18

1.3.4.
Fully diluted - on the assumption that the relevant company has allotted to all holders of convertible securities of that company and/or to anyone who has been given the right to receive convertible securities in that company, the maximum number of shares that may result from exercise and/or conversion of convertible securities and/or such foregoing right, even if the date of exercise of the right to receive the shares falls at an allotment subsequent to the date of signing of this Agreement or the date of closing;

1.3.5.	Net liquid capital - any cash held by the Company less the Company’s liabilities (separate).

1.3.6.	Issued and paid-up capital of the Company at the date of signing - a total number of 19,870,337 ordinary shares without par value.

1.3.7.
Exchange of shares - simultaneous execution of the following actions, one against the other: (a) transfer of the transferred MeaTech shares from the Existing Shareholders of MeaTech to the Company; and (b) allotment of the allotted securities by the Company to the Existing Shareholders of MeaTech;

1.3.8.
Bridging Loans - loans that MeaTech will provide to the Company in accordance with the provisions of this Agreement, and it is clarified that these loans are provided instead of loans from a financial entity and are intended only to serve as bridging for working capital needs during the transition period;

1.3.9.	Completion of the merger or closing of the transaction - when all the preconditions as set out in section 6 below have been met;

1.3.10.
Company’s liabilities - all the Company's liabilities, whether future, final or contingent, known or unknown, including contractual or proprietary liabilities, financial or non-financial liabilities, including all costs, expenses and payments arising from such liabilities and complying with them (including towards suppliers, employees and customers) and excluding the Company’s expenses and liabilities that arise due to this Agreement;

1.3.11.	Company Shares - ordinary shares of the Company without any par value;

1.3.12.	MeaTech Shares - shares of MeaTech that have no par value;

1.3.13.
Founders Shares - 29,805,506 ordinary shares of the Company without par value, which after allotment will constitute, as per the Company's declaration, 60.00% of the issued and paid-up share capital of the Company, not fully diluted;

1.3.14.
Founders Rights - 12,418,960 warrants, not listed for trading, that may be exercised for 12,418,960 ordinary shares of the Company without par value, and which, after allotment will constitute 8% of the issued and paid-up share capital of the Company, partially diluted;

1.3.15.	Allotted Securities - the Founders Shares together with the Founders Rights, subject to adjustments as set out in section 2.6 and section 7.9 below;

1.3.16.
Transition Period - the period beginning from date of signing of this Agreement and ending on the earlier of the following dates: date of closing of the transaction or the date of cancellation of the Agreement by any of the Parties.

2.	The Transaction

2.1.
As soon as the preconditions set out in section 6 below are met, the Company will acquire 100% of the issued and paid-up share capital of MeaTech from MeaTech shareholders, in exchange for the allotment of the Founders Shares, so that after their allotment MeaTech shareholders will hold 60% of the Company's issued and paid-up share capital, not fully diluted, and at the same time the Company will allocate to MeaTech shareholders, against the transfer of MeaTech Shares, the Founders Rights, so that after their allotment and on the assumption that they will be exercised, MeaTech shareholders will hold 68% of the issued and paid-up share capital of the Company.

2.2.	Once the foregoing allotment of shares and rights is completed, the Company will hold 100% of the issued and paid-up share capital of MeaTech.

2.3.
At the date of closing of the transaction, the Company's net liquid capital will not fall below NIS 0, excluding the bridging loans that will be provided, if provided, by MeaTech to the Company with the addition of any amount that the Company will raise or receive as a result of exercising existing warrants of the Company. The Company may use these funds only in the normal course of business, and all so that they can be used by the merged company.

2.4.
On the date of completion of the merger, the Company will allot to each of the shareholders of MeaTech a quantity of Founders Shares and Founders Rights, based on the breakdown in the capital table attached as Appendix 2.4 to this Agreement.

2.5.
The Founders Rights will be allotted to MeaTech shareholders on the date of completion of the merger, without any additional consideration, as part of the consideration of transferring of MeaTech Shares to the Company, and the Founders Rights will be exercisable without any additional consideration, based on compliance with the following milestones:

2.5.1.	Immediately after completing the development of the prototype of a layer of stem cells using 3D printing technology - 50% of the Founders Rights will vest and will be exercisable for Company Shares;

2.5.2.
Immediately following a taste test of clean meat tissue weighing at least 100 grams that was printed using the 3D printer to be developed by Meat-Tech - 50% of the Founders Rights will vest and will be exercisable for Company Shares;

2.5.3.
Notwithstanding the foregoing, in the event that securities of the Company or of MeaTech (that will become a subsidiary of the Company following the merger) are listed for trading on a foreign stock exchange, in the United States, UK, Australia, the Netherlands, Germany or China, all the Founder Rights will vest immediately and will be exercisable for Company Shares.

2.6.	The terms and conditions of the warrants and the adjustments that will apply to them are set out in Appendix 2.6 to this Agreement.

2.7.	Appointment of directors and termination of office of serving directors

On the closing date of the merger transaction, and subject to the approval of the general meeting of the Company's shareholders, four directors will be appointed to the Company's Board of Directors on behalf of MeaTech, the identity of whom will be given to the Company by MeaTech, and simultaneously all of the directors in office at that time, who are not external directors, will give notice of the termination of their term of office in the Company, which will take effect on the closing date of the transaction, unless MeaTech requests the continuation of the term of office of any of them.

2.8.	Appointment of a CEO and Chief Technology Officer

Upon closing of the merger transaction, the Company's current CEO, Mr. Shmulik Levi, will give notice of his resignation as CEO of the Company, which will take effect immediately. Simultaneous to the announcement by the current CEO of his resignation from the position of CEO, the appointment of Mr. Sharon Pima as CEO and Chief Technology Officer (CTO) of the merged company will take effect. For further information concerning the terms of employment of Mr. Sharon Pima as the Company's CEO and CTO, see Appendix 0 to this Agreement.

2.9.	Insurance and run-off insurance

On the closing date of the merger transaction, and subject to the approval of the shareholders' general meeting, the Company will purchase a directors’ liability insurance policy for the directors and officers, which will include cover for the Company's new directors and other officers and directors, if any, of the Company and of MeaTech, from time to time, and will purchase a run-off directors liability insurance policy for events that occurred prior to the effective date, and this from the effective date onwards for a period of seven (7) years. The foregoing insurance policy will also cover the directors and officers who served in the Company prior to the effective date.

2.10.	Letters of exemption and indemnification

On the closing date of the merger transaction, and subject to approval of the general meeting of the Company's shareholders, letters of exemption and indemnification will be granted to the directors and officers whose appointments take effect on the closing date of the merger transaction (including to officers who will be controlling shareholders of the Company), based on the text attached as Appendix 2.10 to this Agreement.

2.11.	Approval of a Compensations Policy

On the date of completion of the merger transaction, and subject to the approval of the general meeting of the Company's shareholders, the Company will ratify the Company's compensations policy, a copy of which is attached as Appendix 2.11 to this Agreement.

2.12.	Bridging loans

Immediately upon obtaining the approval of the Company's general meeting for the merger transaction, and at the request of the Company, MeaTech will provide the Company with bridging loans of up to NIS 500 thousand. The loan will be provided to the Company for a period of six months and bear annual interest of 5%, and will be repaid by the Company in one lump sum on the date of completion of the merger, or if the merger is not completed within 6 months, it will be repaid by the Company in one lump sum on that date. The Company will use the loan funds for its ongoing needs in the normal course of business and for completing the merger, including for all expenses involved in the merger.

3.	Company’s Declarations

The Company hereby declares and undertakes as follows:

3.1.
The Company is a public company, lawfully incorporated and registered in Israel on July 22, 1992. The Company's shares were listed for trading on the Tel Aviv Stock Exchange Ltd. (“TASE”) and the Company became a public company.

3.2.
The Company hereby declares that it has the authority to engage in this Agreement, pursuant to any law and agreement, and that subject to compliance with the preconditions as set out in section 6 below, there is no cause or impediment, written or oral, with respect to such engagement. The Company's signature on this Agreement and its execution do not conflict with or contradict: (a) any judgment, order, guidelines and/or directive that any court, judicial body or administrative authority imposed on it; (b) any agreement, undertaking or restriction that the Company is party to.

3.3.
The Company declares that other than the approvals as set out in section 6 below, which the Company is required to obtain and produce no later than on the closing date of the transaction, all approvals of the Company's organs required for approving and executing the Company’s engagement in this Agreement have been received, including from related parties or third parties. The signatories on behalf of the Company are lawfully authorized to sign and their signatures on this Agreement are binding on the Company, for all intents and purposes.

3.4.
At the time of signing of this Agreement, the Company's registered share capital amounts to NIS 1,000,000,000 that is divided into 1,000,000,000 shares without par value, of which 19,870,337 shares were issued in accordance with the law and the Company's articles of association.

3.5.
Other than the shares issued by the Company as set out in section 3.4 above, and excluding existing warrants of the Company at the time of signing this Agreement, the Company has not granted or allotted any shares or securities convertible for Company shares, including options and/or other rights to acquire the Company's securities, it has not undertaken (expressly or conditionally) to allot, transfer, convert, encumber or otherwise grant any shares and/or securities convertible to Company shares, including options and/or to grant any other right with respect to its shares to anyone and/or to any entity and has not received any loans that may be converted into the Company's securities.

3.6.	As at the date of signing of this Agreement, the holdings of interested parties in securities of the Company are:

Interested party	Shares	Warrants	% of the Company's capital and voting rights	% of the Company's capital and voting rights (fully diluted)
Simon Sioma	2,672,575	850,815	13.45%	14.45%
Shimon Cohen	3,140,000	306,172	15.802%	14.137%
Asher Deutsch	125,000	0	0.6290%	0.513%
Shmuel Levi	5,495	400,000	0.028%	1.663%
Yaacov Bar-Lev	1,297,062	131,579	6.528%	5.861%

Other than as set out above, to the best of the Company's knowledge, there are no other shareholders and/or entities that hold 5% or more of the Company's share capital and no executive officer who holds securities of the Company.

3.7.
The securities that will be allotted to the Existing Shareholders of MeaTech at the date of completion of the merger, will be allotted in accordance with the law and will be fully paid-up and free from any restriction, foreclosure, or any third party right, other than the restrictions under the Securities Law, 1968 (the “Securities Law”) and its Regulations. The shares that will be allotted to the Existing Shareholders of MeaTech at the date of completion of the merger will be registered in the name of the nominee company of the Tel Aviv Stock Exchange Ltd.  ("the Nominee Company").

3.8.
The Company has duly published, on time, all financial statements, reports and/or notices that it was required to publish pursuant to the provisions of the Securities Law and Regulations (“Immediate Reports”).

3.9.
As at the date of this Agreement, there is no agreement or arrangement or understandings between the Company and/or any of the Company's shareholders and/or any third party, with respect to holdings of the Company's securities, including for buying or selling of the Company's securities, voting rights in the Company, rights to vote in the general meetings of the Company, and including any undertaking to engage in such agreement.

3.10.
The Company's periodic report for 2018, its audited financial statements as at December 31, 2018, its reviewed financial statements as at June 30, 2019 and immediate reports (below jointly: the “Company Reports"), were prepared based on correct, complete and up-to-date information that fully, properly, correctly, currently and accurately reflect the state of the Company's business, the Company's financial position, including its equity, assets, liabilities, profits, operating results and cash flows and any other matter, that it is required by law to include in the Company Reports, as of the dates specified in these reports. The Company Reports are prepared, with regard to the financial statements, consistent and in accordance with the International Financial Reporting Standards (IFRS) applicable to the Company, and in accordance with the accounting policies that have been adopted to date and with the Securities Law and Regulations applicable at the date of their signing. Further to that stated in the Company Reports, the Company has no other obligations and/or financial liabilities of any kind towards any person and/or entity whatsoever, whether their due date has passed or not, whether they have materialized or not. From June 30, 2019 through the date of signing of this Agreement, the Company's operations were conducted in the ordinary course of business, and there has been no unusual and/or material transaction and/or material action by the Company that were not reflected in the Company Reports and/or immediate reports.

3.11.
As at the date of this Agreement, the Company is not party to any legal or quasi-legal proceedings or any proceedings whatsoever, before the Securities Authority or before any court of justice, court of law or other tribunal, including in arbitration, mediation or conciliation, and the Company has not received any notice of such proceedings, other than as specified in Appendix 3.11.

3.12.
The Company has no commitments whatsoever, of any kind, towards employees and/or consultants, that cannot be canceled within 30 days without payment of a fine or any exit fees, other than the obligation to give 90 day advance notice to the Company's CEO.

3.13.
No claims have been filed against the Company and the Company is not aware of any intention to file any motion for the appointment of a receiver and/or trustee in bankruptcy and/or for the appointment of a temporary or permanent liquidator and/or the appointment of a special manager and/or motion for a stay of proceedings. Neither the Company and/or anyone acting on its behalf have taken any measures with regard to a settlement or arrangement with creditors or voluntary liquidation or appointment of a receiver, for any part of its assets. No creditor has exercised a lien or pledge against any of the Company's assets and no foreclosure or execution order has become enforceable, and no property has been foreclosed.

3.14.
Other than as specified in Appendix 3.14 of this Agreement, the assets and/or rights of the Company and/or its registered and/or issued share capital, in whole or in part, are not encumbered by any mortgages, pledges, liens, foreclosures and/or other charges, registered or unregistered, and there are no other third party rights whatsoever with respect to them and/or in connection thereto on any of the Company's assets and the Company has not undertaken in any obligation to create a lien and/or to grant any right to any third party with respect to its property, rights and/or shares and/or any part thereof. For the purposes of the foregoing, the term “pledges” also includes endorsement of rights, endorsement of rights by way of lien, granting right of use of assets and negative liens (all the foregoing charges will be known below: the “Charges”).

3.15.
Other than as specified in Appendix 3.15 to this Agreement, as of the date of this Agreement, the Company does not employ any outside workers or service providers that may be considered employees and it has not undertaken and is not exposed to any obligation to employ employees or to receive any other services whatsoever.

3.16.	As at the transaction closing date, the Company's net liquid capital will not fall below an amount of NIS 0 in cash, excluding bridging loans that MeaTech provided to the Company.

3.17.
Other than as set out in the Company's financial statements as at December 31, 2018 the Company is not aware of any objection, complaint or investigation that may have been lodged against the Company or the existence of any warning of an investigation being opened against the Company by the tax authorities. The Company has complied with all the reporting requirements applicable to it, and has submitted to the tax authorities all the reports (including income tax and VAT reports) that it is required to submit under the laws applicable to it, and has made payment, on time, of all applicable tax payments and/or has made appropriate provisions in its financial statements sufficient to pay and fulfill all its obligations to all tax authorities.

3.18.
The Company provided MeaTech and the Existing Shareholders of MeaTech with all the information and documents concerning the Company and its operations, as well as all information and documents necessary for a reasonable investor to make a decision regarding a transaction of the type that is the subject of this Agreement. The information and/or documents that were provided as aforesaid are correct, comprehensive, accurate and complete and do not include any misleading detail and do not lack any missing detail and/or fact that was not disclosed.

3.19.	All the Company’s representations and obligations are to be deemed as having been given not only to MeaTech, but also to the Existing Shareholders of MeaTech .

3.20.
The declarations and undertakings pursuant to the provisions of this section 3 will be correct as at the closing date. Without derogating from the foregoing, on the closing date, the Company will revise the foregoing declarations, thus, wherever the statements and appendices contain sections that relate to the date of signing, the statements and appendices would be updated by the Company so that they are correct as at the closing date.

3.21.
The Company received all the information, documents and data it requested with regard to MeaTech, its subsidiaries, the transferred MeaTech securities, and the operations of MeaTech and its subsidiaries. It entered into this Agreement after in depth and meticulous due diligence of the state of MeaTech, its subsidiaries, the transferred MeaTech securities, as well as due diligence of the state of their business by professional consultants and to its full satisfaction. The Company asked all the questions it needed, including questions that arose from the data and documents presented to it by MeaTech and/or anyone on its behalf, to make the decision whether or not to enter into this Agreement and all its questions and requests were address in full, to its absolute satisfaction.

3.22.
The Company did not receive or rely upon any forward looking information and/or representation and/or guarantees and/or forecasts and/or assessment and/or guarantee and/or any representation regarding the chances of succeeding of MeaTech and/or any of its subsidiaries and/or the operations of any of them and/or regarding profits and/or income that may or may not be generated and/or concerning any other issue or matter.

3.23.	The Company is aware that the acquisition of MeaTech’s securities involves risks and it has considered and taken into account all the risks involved.

3.24.
Apart from the representations expressly stipulated in sections 4 and 5 below, the Company has not received or depended on any other representations or declarations and it is acquiring the transferred MeaTech shares without any obligations, declarations, responsibilities and/or representations of any kind from MeaTech and/or the Existing Shareholders of MeaTech, including the status of the transferred shares of MeaTech and/or the obligations and rights attached to the transferred MeaTech shares or deriving from them and/or concerning MeaTech, its operations, business or position.

4.	MeaTech Declarations

MeaTech declares and undertakes, subject to compliance with the preconditions, as follows:

4.1.	MeaTech is a private company, which was incorporated in the State of Israel on May 27, 2018.

4.2.
MeaTech operates in the food-tech industry, focusing on processes for three-dimensional printing of clean meat, through the use of stem cells, in accordance with and subject to the provisions of any law.

4.3.
MeaTech’s operations are intended to be carried out at the MeaTech offices in Ness Ziona. MeaTech is in the process of developing a prototype for 3D printing of clean meat, using stem cells, and MeaTech holds the intellectual property as set out in Appendix 4.3.  Mr. Sharon Pima is the CEO and CTO of MeaTech and serves as its director, while to the best of MeaTech's knowledge, there is no proprietary restriction that prohibits the products that MeaTech has developed.

4.4.
At the time of signing of this Agreement, the registered share capital and issued shares of MeaTech are listed in the attached capital table attached as Appendix 4.4 to this Agreement. Other than as specified in the capital table attached as Appendix 4.4 to this Agreement, MeaTech has not committed to any undertaking towards any third party, whether in an existing, future or contingent engagement, to grant, allot or sell shares, and/or other MeaTech securities, or rights to purchase shares and/or other of MeaTech securities.

4.5.	The Existing Shareholders of MeaTech hold 100% of the issued share capital of MeaTech.

4.6.	MeaTech hereby declares that, subject to compliance with the preconditions set out in section 6 below:

4.6.1.	It has the authority to engage in this Agreement;

4.6.2.
Its signature on this Agreement and its execution do not conflict with or contradict: (a) any judgment, order, guidelines and/or directive that any court, judicial body or administrative authority imposed on it; (b) any agreement, undertaking or restriction that the Company is party to;

4.7.
MeaTech's financial statements (as defined below) adequately, correctly and accurately reflect MeaTech's business, as well as its equity, assets and liabilities. MeaTech’s financial statements as at December 31, 2019 (“MeaTech’s Financial Statements”) are formulated according to generally accepted accounting principles in Israel. From June 30, 2019 through to the date of signing of this Agreement, MeaTech's operations were conducted in the ordinary course of business, and there has been no unusual and/or material transaction and/or material action by the MeaTech that were not reflected in the MeaTech’s Financial Statements.

4.8.
Other than as specified in Appendix 4.8, and to the best of MeaTech's knowledge, the Existing Shareholders of MeaTech have no argument or claim against MeaTech and MeaTech has no debt or obligation towards the Existing Shareholders of MeaTech.

4.9.	At the time of signing of this Agreement, MeaTech has completed a capital raising in the amount of NIS 7 million.

5.	Declarations of the Existing Shareholders of MeaTech

Each of the Existing Shareholders of MeaTech hereby declares and undertakes, separately, with regard to them individually only, and not jointly with the others, subject to compliance with all the preconditions set out in section 6 below, that

5.1.
The transfer of the securities of MeaTech held by them to the Company and the fulfillment of its obligations under this Agreement do not conflict with and/or contradict its incorporation documents (if it is a corporation) or any agreement or understanding to which it is a party.

5.2.
In the event that the participating MeaTech shareholder is a corporation, its engagement in this Agreement, the transfer of MeaTech's securities which it holds and owns, to the Company and its compliance with its other obligations under this Agreement have been duly approved by all its authorized entities and organs.

5.3.
It is the legal owner and sole holder of the transferred MeaTech shares as recorded alongside its name in Appendix 5.3, and that they are clear and free of any lien, debt, foreclosure and/or any other third party right (other than as specified in the articles of association of MeaTech). It has not made any commitment to any third party, whether in an existing, future or contingent engagement, to sell the MeaTech securities held by it.

5.4.
It has not undertaken, granted or given to any person and/or entity (other than the Company) the right to purchase shares or other securities of MeaTech (including the transferred MeaTech securities) and/or any right to receive securities of MeaTech (including the transferred MeaTech securities) in any other manner, including the right of first refusal, option right, securities convertible to shares and/or any other similar right, which are valid on the date of signing of this Agreement or that will take effect after the date of signing of the Agreement.

5.5.
It consents to the transfer of the transferred MeaTech securities to the Company in accordance with and subject to the provisions of this Agreement. It hereby waives any right of first refusal with respect to the transfer of MeaTech securities held by it to the Company.

5.6.
It is aware that the Founders Shares that will be allotted to it in accordance with the provisions of this Agreement, including the Founders Warrants, are subject to resale restrictions in accordance with the provisions of the Securities Law and Regulations.

5.7.
Other than as set out in this Agreement, there are no agreements, either written or oral, between any of the Existing Shareholders of MeaTech and any holder of shares in the Company, or between holders of MeaTech securities, all or part of them, between one another, or between them and others, regarding the purchase or sale of securities of the Company or regarding voting rights therein.

5.8.
It will acquire the Company's shares without obligations, declarations, guarantees and/or representations of any kind on behalf of the Company regarding the Company's shares, including the status of the Company's shares or the obligations and rights attached to the Company's shares or arising therefrom and/or regarding the Company, other than that presented in section 3 above.

5.9.
Mr. Sharon Pima hereby declares and undertakes that within a period of 24 months from the date of completion of the merger (the “Contractual Lock-up Period”) he will not dispose of the Company's shares allotted to him as part of the merger transaction to replace his holdings of MeaTech shares. The foregoing undertaking will remain in place until the earliest of the following: a) if the Company or MeaTech is bought out by an unrelated third party, by way of acquisition or merger under which the Company or MeaTech is not the surviving entity (an “Exit Event”); b) if the Company meets the first milestone it may sell up to 25% of its holdings, also prior to the end of the Contractual Lock-up Period; c) if the Company meets the second milestone, it will be able to sell up to 25% of its holdings, also prior to the end of the Contractual Lock-up Period; d) if the Company fails to comply with the foregoing two milestones, the Contractual Lock-up Period will be extended until the date on which the Company does comply with these two milestones; (e) 48 months from the date of completion of the merger. In order to secure this undertaking by Mr. Pima, the foregoing shares will be held in trust by a trustee appointed by the Company. Notwithstanding the foregoing, the Company authorizes Mr. Pima, through the trustee, to sell the minimum number of shares required for payment of tax liabilities that it will be required to pay with respect to the merger, should the merger transaction be concluded in a tax deferral track.

6.	Preconditions

6.1.	Completion of the merger is contingent upon compliance with all the preconditions set out below:

6.1.1.
Approval by the general meeting of the Company's shareholders, pursuant to the provisions of Sections 274 and 275 of the Companies Law, of the Company's engagement in this Agreement and the execution of all its provisions, including the appointment of directors to be recommended by the Existing Shareholders of MeaTech , approval of the remuneration, terms of employment and terms of office of the directors and officers, as set out in Appendix 6.1.1.

6.1.2.	All representations under section 3 above will be materially correct, as at the date of completion, unless MeaTech will waive compliance with this precondition.

6.1.3.	All representations under section 5 above will be materially correct, as at the date of completion, unless the Company will waive compliance with this precondition.

6.1.4.
Receipt of a decision concerning taxation of the Agreement (pre-rolling) from the Tax Authority, in accordance with the provisions of Chapter E2 of the Income Tax Ordinance, unless the participating Existing Shareholders of MeaTech have waived this precondition in writing. The Company undertakes to send to MeaTech and/or the Existing Shareholders of MeaTech any information and/or document and/or to sign any document required for the purpose of obtaining such pre-rolling, and to assist it and carry out the necessary measures for obtaining the pre-rolling.

6.1.5.	Section 350 Arrangement / Sale of the Company’s Operations

Approval of a settlement arrangement, pursuant to Section 350 of the Companies Law, between the Company and its creditors and shareholders  (“Creditors’ Settlement) in which, among others, the Tax Authority will be included as a respondent/creditor, and under which the sale of the Company's current operations will be approved, together with all the Company's rights and obligations as at the date of completion of the Creditors' Settlement, so that at the date of completion of the merger, all the Company’s current operations will be transferred to an officer who will be appointed for this purpose by the Company, with the approval of the court, as part of the Creditors' Settlement (the “Settlement Fund”). The appointed officer will act in order to sell the current operations, and any consideration received with regard to such sale, whether received prior to or after the completion of the merger, after payment of taxes, if required, and the expenses of the officer, if appointed by the court as aforesaid, will be transferred to the Company. Thus, after approval of the arrangement and completion of the merger, the Company's sole operation will be MeaTech, and the Company will be free of any debt or liabilities to any third parties, other than as expressly provided in the Creditors' Settlement, and other than the right to receive the proceeds from the sale of the assets, immediately after they have been sold by the officer, as well as any amount that the Company will receive until the date of completion of the merger as a result of the exercise of options or raising of capital that will be executed by the Company by the date of completion of the merger. Under the arrangement, and in order to enable completion of the merger, the Company will request approval to acquire the shares and allot Founders Shares and Founders Rights to MeaTech shareholders, exempt from issuing a prospectus, and subject to the Securities Law lock-up provisions with respect to a private placement of securities of a listed company. This in view of the number of offerees to whom the Company is required to allot securities as part of the acquisition of the MeaTech shares.

6.1.6.	Approval by the general meeting of the shareholders of MeaTech to execute the transaction.

6.1.7.
The amount of cash held by the Company at the closing date of the transaction, less the Company's liabilities (separate), is an amount of at least NIS 1 plus any amount that the Company will raise or will receive as a result of the exercise of existing options in the Company. The Company may use these funds only in the normal course of business, and all so that they can be used by the merged company.

6.1.8.	TASE approval for listing for trading of the Founders Shares and the shares that will result from the Founders Rights.

6.2.
If the preconditions are not met within 90 days from the date of signing of this Agreement, MeaTech may terminate this Agreement without any of the parties having cause or claim against any of the parties. It is clarified that any delay in completing the transaction that is caused due to the demands or requirements of the TASE or the Securities Authority will not be counted.

7.	Transition Period

7.1.
During the Transition Period and subject to the provisions of any law applicable to public companies, the Company will not carry out any of the following actions, other than with the consent of the Existing Directors of MeaTech, in advance and in writing: negotiations, requests for proposals or soliciting proposals for acquisition of control of the Company or for acquisition of operations for the Company’s revenue purposes, transactions outside of the ordinary course of business.

7.2.
During the Transition Period, and subject to the provisions of any law, MeaTech and/or the Existing Shareholders of MeaTech will not carry out any of the following actions, unless with the Company's prior written consent: (a) distribution of dividends or bonus shares; (b) engage in an agreement for the sale of control of MeaTech.

7.3.	MeaTech undertakes to contact all its shareholders and inform them of their eligibility to participate in the Agreement as Existing Shareholders of MeaTech.

7.4.
At the time of signing this Agreement, MeaTech will submit to the Company: (a) a draft outline of MeaTech operations; and (b) financial statements, drafted in accordance with IFRS; (the foregoing outline and financial statements will be called in this Agreement, the “MeaTech Documents”);

7.5.
The Company undertakes to prepare and carry out all actions to ensure that notice is given for the purpose of holding a general meeting of the Company no later than by ____________. For convening of such meeting, MeaTech will send the Company its financial statements as at June 30, 2019 and the outline in a Word file. The Company will act, as quickly as possible, to obtain and prepare all the other documents and materials necessary for issuing such notice.

7.6.	The Parties will cooperate with one another to carry out the required actions, as set out in the above provisions of this section.

7.7.	In the event that the transaction is completed, the Company will bear the transaction costs incurred by MeaTech.

7.8.
Until the date of completion of the merger transaction, the Company will refrain from carrying out any capital raising, issuing of shares and/or warrants, unless with the consent of the board of directors of MeaTech.

7.9.
The number of Founders Shares that will actually be allotted to the Existing Shareholders of MeaTech may be revised depending on the following circumstances: the number of Founders Shares and Founders Rights that will be allotted to MeaTech shareholders, reflects a holding of 68%, partially diluted. If by the date of completion of the merger the Company will allot shares or warrants or RSU or any other instrument (convertible loan, bond or other) that does not derive from the exercise of existing options of the Company (“Additional Securities”) then, with the agreement of the Parties, the number of Founders Shares and Rights will increase, so that the additional securities or part thereof, as MeaTech will decide, will be deemed as part of the Company's issued and paid-up share capital, partially diluted, and accordingly, the number of shares and warrants that will be allotted to MeaTech shareholders will be revised in order to reflect a holding of 68% of the issued and paid-up share capital of the Company, partially diluted. In any case, and in the avoidance of any doubt, the shares and warrants to be allotted to MeaTech shareholders will not cause their holding to exceed 74.99% of the issued and paid-up share capital of the Company after the transaction.

8.	Closing of the Transaction

8.1.	At the transaction closing date, the Parties to the Agreement will convene and carry out all of the following actions, jointly and simultaneously:

8.1.1.	The Company will present before MeaTech and before the Existing Shareholders of MeaTech:

8.1.1.1.	Minutes of the general meeting resolution as required in accordance with the provisions of section 6.1.1 above;

8.1.1.2.	Minutes concerning the appointment of directors whose identities will be decided by MeaTech, as directors of the Company, and that will be effective as of the day following the date of completion;

8.1.1.3.
A letter of resignation signed by all the directors in office in the Company on that date, and that are not external directors, with the exception of the directors whose continued term of office will be approved by MeaTech, in which they announce their resignation as directors of the Company, effective immediately;

8.1.1.4.
Confirmation from an executive officer of the Company that all the preconditions as set out in the foregoing sections have been met, unless MeaTech or the existing shareholders of MeaTech, as the case may be, have waived any of the preconditions as set out above.

8.1.2.
MeaTech will hand over to the Company confirmation of the approval of the taxation decision in the Agreement (pre-rolling) as required under section 6.1.4 above, unless the Existing Shareholders of MeaTech have waived the fulfillment of this precondition.

8.1.3.
MeaTech will hand over to the Company confirmation that all the preconditions as set out in sections 6.1.13 above have been met, unless MeaTech or the Existing Shareholders of MeaTech, as the case may be, have waived any of the preconditions as set out above.

8.1.4.
A meeting of the Company's board of directors will convene at which the authorized signatories of the Company will be changed and replaced by the authorized signatories as will be sent to the Company by MeaTech prior to the date of completion.

8.1.5.
The Company will send to MeaTech and the Existing Shareholders of MeaTech signed confirmation that there have been no changes in the representations set out in section 2 above, other than as specified in this confirmation, and that these are also correct as at the transaction closing date.

8.1.6.
MeaTech will send the Company its signed confirmation that there have been no changes in the representations set out in section 4 above, other than as specified in this confirmation, and that these are also correct as at the transaction closing date.

9.	Completion of the Merger

9.1.	The completion of the merger and exchange of shares is conditional on the following:

9.1.1.	Compliance with the preconditions;

9.1.2.	Obtaining TASE approval for listing of the allotted securities for trading;

9.2.	As soon as the preconditions are met, the Company will apply for confirmation from TASE to list the allotted securities for trading;

9.3.	At the date of completion of the merger, the Parties to the Agreement will convene and carry out all of the following actions, jointly and simultaneously:

9.3.1.
MeaTech and the Existing Shareholders of MeaTech will transfer to the Company 100% of the fully diluted issued share capital of MeaTech. Each of the Existing Shareholders of MeaTech will provide the Company signed deeds of transfer with respect to the transferred shares.

9.3.2.
MeaTech will provide the Company an updated register of shareholders of MeaTech, under which the Company is registered as the sole shareholder of 100% of the fully diluted issued share capital of MeaTech, and duly signed notices to the Registrar of Companies with regard to the transfer of shares.

9.3.3.	The Company will present to MeaTech TASE approval for listing of the allotted securities

9.3.4.
The Company will allot the allotted securities to each of the Existing Shareholders of MeaTech and will issue to the Nominee Company a share certificate in respect of the shares to be allotted to each of the Existing Shareholders of MeaTech.

10.	Miscellaneous

10.1.
Each Party undertakes to produce any certificate, to sign any document and to take any action that it is required to produce or perform to give effect to the provisions of this Agreement and its execution.

10.2.
This Agreement reflects and expresses all that is agreed between the Parties with regard to the allotted securities and it supersedes any agreement, arrangement, negotiations and talks conducted by the Parties prior to signing.

10.3.	It is hereby agreed that none of the parties will transfer, convert, and/or assign, directly and/or indirectly, for consideration or no, any right or liability under this Agreement.

10.4.	Each Party will bear the taxes applicable to it under any law in respect of this transaction, if and to the extent applicable.

10.5.	Each Party hereby waives any right of set-off and/or lien, unless explicitly provided otherwise in this Agreement.

10.6.
Any extension, amendment, addendum and/or other change to this Agreement will be made in writing and will be signed by the Company, MeaTech, and the Existing Shareholders of MeaTech who hold the majority of MeaTech securities, and in any case will not constitute a precedent for other cases.

10.7.
If a Party to this Agreement fails to exercise or delays the exercise of its rights arising from or with respect to this Agreement, this will not be construed as a waiver of these rights or as a notice on its part or as any precedent whatsoever, both with respect to an event with regard to which such Party had the opportunity to exercise such rights and with regard to any other event, and it will be entitled to exercise its rights arising from this Agreement and/or with respect thereto and/or lawfully at any time that it deems appropriate.

10.8.
Any notice sent by one Party to another to the addresses as set out in the preamble to this Agreement or in Appendix A or to any another address that the other Party has given in writing, will be deemed as received by the Party addressed three days after dispatch by registered mail, and if delivered by hand - at the time of delivery, and if sent by fax - on the first business day after sending.

In witness whereof, the Parties have hereunto set their hands

/s/ Shmuel Levy /s/ Authorized Representative	/s/ Sharon Fima
Ophectra Real Estate and Investments Ltd.	MeaTech Ltd.

Signatures of the Existing Shareholders of MeaTech appear in Appendix A below.

Appendix A

Shareholders of MeaTech

Name	ID / Company No.	Address	Number of transferred MeaTech shares	Number of transferred MeaTech warrants	Number of Company shares allotted	Number of Company warrants allotted	Details of bank account to which the Company's shares will be allotted	Signature
MeaTech LTD	515851152	18 Einstein Street, Nes Ziona	38,497	9,838	29,805,506	12,418,960	-

We, the undersigned, the holders of shares and/or other convertible securities of MeaTech Ltd.  (the “Company”) hereby confirm, by our signature below, our participation in this Agreement and the sale of our holdings in the Company to Ophectra Real Estate and Investments Ltd. By our signature below we accept the provisions of section 5 above, separately, and not jointly with others.

Name	ID / Company No.	Address	Number of shares held in MeaTech	Number of warrants held in MeaTech	Number of Company shares to be allotted	Number of Company warrants to be allotted	Details of bank account to which the Company shares will be allotted	Signature
Sharon Fima			3,136	0	1,933,797	805,749
Amir Hasidim			3,136	0	1,933,797	805,749
Omri Schanin			3,136	0	1,933,797	805,749

Name	ID / Company No.	Address	Number of shares held in MeaTech	Number of warrants held in MeaTech	Number of Company shares to be allotted	Number of Company warrants to be allotted	Details of bank account to which the Company shares will be allotted	Signature
Arik Kaufman			3,136	0	1,933,797	805,749
Yaron Kaiser			3,136	0	1,933,797	805,749
Meital Goldman			3,136	0	1,933,797	805,749
AT Pharma			154	77	142,445	59,352
Avishai Ben Haim			1,013	506	936,683	390,284
Eitan Mammon			1,013	506	936,683	390,284
Eli Nidam			1,013	506	936,683	390,284
Erez Yosef			72	36	66,598	27,749
Daniel Lipman			72	36	66,598	27,749
Liad Grupper			1,302	651	1,204,306	501,794
Moshe Edri			145	72	133,812	55,755
Saadia Ozeri			1,013	506	936,683	390,284

Name	ID / Company No.	Address	Number of shares held in MeaTech	Number of warrants held in MeaTech	Number of Company shares to be allotted	Number of Company warrants to be allotted	Details of bank account to which the Company shares will be allotted	Signature
I.S.T. Trust Ltd.			1,447	723	1,338,118	557,549
Dudi Nidam			289	145	267,624	111,510
Daniel (Deborah) Nidam			289	145	267,624	111,510
Dina Saban			579	289	535,247	223,020
Kfir Guttman			434	217	401,435	167,265
Liran Damti			3,908	1,954	3,614,769	1,506,154
Doron Daum			218	109	201,643	84,018
Avi Daum			144	72	133,195	55,498
Sagi Ephraim Abramoff			290	145	268,240	111,767
Sofia Esther Abramoff			290	145	268,240	111,767
Gad Avrahamoff			1,738	869	1,607,592	669,830

Name	ID / Company No.	Address	Number of shares held in MeaTech	Number of warrants held in MeaTech	Number of Company shares to be allotted	Number of Company warrants to be allotted	Details of bank account to which the Company shares will be allotted	Signature
Ben-Zion Zilberfarb			1,738	869	1,607,592	669,830
Pinchas Pozilov			1,738	869	1,607,592	669,830
Avi Epstein			290	145	268,240	111,767
Avi Epstein			58	29	53,648	22,353
Avraham Hazan			434	217	401,435	167,265

Total			38,497	9,838	29,805,506	12,418,960